Exhibit 99.2

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

ENDWAVE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$9,342	$7,147
Short-term investments	11,880	16,380
Accounts receivable, net	1,254	2,600
Inventories	3,751	3,719
Other current assets	389	554

Total current assets	26,616	30,400
Property and equipment, net	1,932	2,048
Other assets	13	26

Total assets	$28,561	$32,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,561	$1,837
Accrued warranty	480	614
Accrued compensation	549	626
Restructuring liabilities, short-term	926	431
Other current liabilities	271	320

Total current liabilities	3,787	3,828
Restructuring liabilities, long-term	115	234
Other long-term liabilities	124	124

Total liabilities	4,026	4,186

Commitments and contingencies (Note 6)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized; zero shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,890,382 and 9,832,684 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	10	10
Additional paid-in capital	317,403	317,291
Accumulated other comprehensive income (loss)	5	(1)
Accumulated deficit	(292,883)	(289,012)

Total stockholders’ equity	24,535	28,288

Total liabilities and stockholders’ equity	$28,561	$32,474

(1)	Derived from the Company’s audited consolidated financial statements as of December 31, 2010.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDWAVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three months ended March 31,
	2011	2010
Revenues:
Product revenues	$1,237	$4,834

Costs and expenses:
Cost of product revenues*	1,036	3,391
Research and development*	1,327	1,006
Sales and marketing*	474	584
General and administrative*	1,453	1,131
Restructuring*	804	(14)

Total costs and expenses	5,094	6,098

Loss from operations	(3,857)	(1,264)
Interest and other income (expense), net	(7)	(19)

Loss from operations before provision for income taxes	(3,864)	(1,283)
Provision for income taxes	7	—

Net loss	$(3,871)	$(1,283)

Basic and diluted net loss per share	$(0.39)	$(0.13)
Shares used in computing basic and diluted net loss per share	9,860,697	9,701,126
* Includes the following amounts related to stock-based compensation:
Cost of product revenues	$(39)	$53
Research and development	9	95
Sales and marketing	78	68
General and administrative	87	115
Restructuring	18	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDWAVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three months ended March 31,
	2011	2010
Operating activities:
Net loss	$(3,871)	$(1,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	223	207
Stock compensation expense	153	331
Amortization of investments	52	82
Loss on disposal of fixed assets	56	—
Changes in operating assets and liabilities:
Accounts receivable	1,346	375
Inventories	(32)	(658)
Other assets	178	83
Accounts payable	(276)	681
Accrued warranty	(134)	37
Accrued compensation, restructuring, other current liabilities and other long-term liabilities	185	(291)

Net cash used in operating activities	(2,120)	(436)

Investing activities:
Purchases of leasehold improvements and equipment	(163)	(345)
Proceeds on sales and maturities of investments	6,070	2,800
Purchases of investments	(1,616)	(799)

Net cash provided by investing activities	4,291	1,656

Financing activities:
Repurchase of preferred stock	—	(36,238)
Proceeds from exercises of stock options, net	27	85
Payments on capital leases	(3)	(3)

Net cash (used in) provided by financing activities	24	(36,156)

Net change in cash and cash equivalents	2,195	(34,936)
Cash and cash equivalents at beginning of period	7,147	55,158

Cash and cash equivalents at end of period	$9,342	$20,222

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDWAVE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Business and Basis of Presentation

Endwave Corporation (“Endwave” or the “Company”) designs, manufactures and markets radio frequency (“RF”), products that enable the transmission, reception and processing of high frequency RF signals. The Company’s products consist of two key product lines, semiconductor devices and integrated transceiver modules:

•

The Company’s semiconductor product line consists of a wide variety of monolithic microwave integrated circuits (“MMICs”), including amplifiers, voltage controlled oscillators, up and down converters, variable gain amplifiers, voltage variable attenuators, fixed attenuators and filters. These types of devices are widely used in telecommunications, satellite, defense, security, instrumentation, scientific and consumer systems. While the Company has developed, produced and sold such devices for several years as components of the Company’s module products, they were first offered for sale as stand-alone products in the latter part of 2009 and they have not yet become a significant source of revenue for the Company.

•

The Company’s integrated transceiver modules combine several electronic functions into a single RF sub-system. Historically, the Company’s main customers for these products have been telecommunication network original equipment manufacturers and system integrators that utilize them in digital microwave radios. More recently the Company has identified and pursued uses for these products in additional product areas; however these alternate applications have not yet become a significant source of revenue for the Company.

The accompanying unaudited condensed consolidated financial statements of Endwave have been prepared in conformity with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The year-end condensed consolidated balance sheet data was derived from the Company’s audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the information contained herein reflects all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the results of the interim periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2011 or any future periods. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2010.

Proposed Merger with GigOptix

On February 4, 2011, Endwave entered into an Agreement and Plan of Merger with GigOptix, Inc. (“GigOptix”), and Aerie Acquisition Corporation, a wholly-owned subsidiary of GigOptix (“Merger Subsidiary”), pursuant to which Merger Subsidiary will, subject to the satisfaction or waiver of the conditions therein, merge with and into Endwave, the separate corporate existence of Merger Subsidiary shall cease and Endwave will be the surviving corporation of the merger and a wholly-owned subsidiary of GigOptix. This agreement is referred to as the Merger Agreement and the proposed merger contemplated by the Merger Agreement as the Merger.

Upon the consummation of the Merger, (i) the outstanding shares of Endwave common stock will be converted into the right to receive an aggregate number of shares of GigOptix common stock equal to the product of (.425/.575) and the number of shares of GigOptix common stock outstanding immediately prior to consummation of the Merger, less 42.5% of the shares described in clause (ii) of this sentence and (ii) in-the-money options to acquire Endwave common stock outstanding immediately prior to the consummation of the Merger will be converted into that number of shares of GigOptix common stock determined by dividing the spread value of such options at closing by the closing price of GigOptix’s common stock on the trading day prior to closing, such that following the Merger, the pre-Merger holders of common stock and restricted stock units will own that number of shares equal to 42.5% of the outstanding stock of the combined company, less 42.5% of the shares issued in respect of Endwave stock options.

The Merger Agreement includes customary representations, warranties and covenants of Endwave and GigOptix. Endwave has agreed to conduct its operations and the operations of its subsidiaries according to its ordinary and usual course of business consistent with past practice until the effective time of the Merger. The Merger Agreement contains customary “no-solicitation” covenants pursuant to which neither Endwave nor GigOptix is permitted to solicit any alternative acquisition proposals, provide any information to any person in connection with any alternative acquisition proposal, participate in any discussions or negotiations relating to any alternative acquisition proposal, approve, endorse or recommend any alternative acquisition proposal, or enter into any agreement relating to any alternative acquisition proposal. The “no-solicitation” provision is subject to certain exceptions that permit the Board of Directors of each of Endwave and GigOptix, as the case may be, to comply with their respective fiduciary duties, which, under certain circumstances, would enable Endwave or GigOptix, as the case may be, to provide information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both Endwave and GigOptix and further provides that, upon termination of the Merger Agreement under certain circumstances, Endwave may be obligated to pay GigOptix a termination fee of $1,000,000 plus certain reasonable documented expenses of GigOptix.

The Merger which is subject to regulatory approvals as well as approvals by the stockholders of Endwave is expected to close during the second quarter of 2011.

2.	Investments

The following fair value amounts have been determined using available market information.

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Investments:
Commercial paper	$1,749	$—	$—	$1,749
United States government agencies	9,511	5	—	9,516
Corporate securities	615	—	—	615

Total	$11,875	$5	$—	$11,880

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Investments:
Commercial paper	$4,248	$—	$—	$4,248
United States government agencies	11,822	2	(3)	11,821
Corporate securities	311	—	—	311

Total	$16,381	$2	$(3)	$16,380

At March 31, 2011, the Company had $11.9 million of short-term investments with maturities of less than one year and no long-term investments.

At March 31, 2011, the Company had unrealized gains of $5,000 related to $9.5 million of investments in United States government agency bonds and no unrealized losses. Unrealized gains and losses on commercial paper and corporate security investments were immaterial as of March 31, 2011. The investments mature during 2011 and the Company believes that it has the ability to hold these investments until the maturity date. Realized gains and losses were insignificant for the three months ended March 31, 2011 and 2010.

The Company reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, credit quality and the Company’s ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. If the Company believes the carrying value of an investment is in excess of its fair value, and this difference is other-than-temporary, it is the Company’s policy to write down the investment to reduce its carrying value to fair value.

Fair Value Measurements

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010 (in thousands):

	Quoted Prices in Active Markets of Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2011	Dec 31, 2010
Assets:
Cash equivalents:
Money market funds	$4,517	$2,911	$—	$—
Commercial paper	—	—	3,660	2,454
Corporate bond	—	—	—	250
Short-term investments:
Commercial paper	—	—	1,749	4,248
United States government agencies	—	—	9,516	11,821
Corporate securities	—	—	615	311

Total	$4,517	$2,911	$15,540	$19,084

Liabilities:	$—	$—	$—	$—

The Company’s financial assets and liabilities are valued using market prices on both active markets (Level 1) and less active markets (Level 2). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily-available pricing sources for comparable instruments. As of March 31, 2011, the Company did not have any assets or liabilities without observable market values that would require a high level of judgment to determine fair value (Level 3).

As of March 31, 2011 and December 31, 2010, the Company did not have any significant transfers of investments between Level 1 and Level 2.

The amounts reported as cash and cash equivalents, accounts receivable, note receivable, accounts payable and accrued warranty, compensation and other liabilities approximate fair value due to their short-term maturities. The fair value for the Company’s investments in marketable debt securities is estimated based on quoted market prices and are the only financial instruments required to be adjusted to fair market value on a recurring basis. Based upon borrowing rates currently available to the Company for capital leases with similar terms, the carrying value of its capital lease obligations approximates fair value.

3.	Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Raw materials	$2,937	$3,221
Work in process	112	149
Finished goods	702	349

Total	$3,751	$3,719

4.	Warranty

The warranty periods for the Company’s products are between 12 and 30 months from the date of shipment. The Company provides for estimated warranty expense at the time of shipment. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

Changes in the Company’s product warranty liability during the three months ended March 31, 2011 and 2010 are as follows (in thousands):

	Three months ended March 31,
	2011	2010
Balance at January 1	$614	$1,087
Warranties accrued	18	54
Warranties settled or reversed	(152)	(17)

Balance at March 31	$480	$1,124

5.	Restructuring

During the first quarter of 2011, the Company undertook certain restructuring activities to reduce expenses. The Company vacated its facilities in Salem, New Hampshire and terminated 12 employees in order to reduce the Company’s cost structure. The employee terminations affected all areas of the Company’s operations. The components of the $804,000 restructuring charges included the following: $527,000 for severance, benefits and payroll taxes, $18,000 for the incremental fair value as a result of the acceleration of certain stock awards for the affected personnel, $203,000 for facilities charges related to exiting the lease in Salem, New Hampshire and a $56,000 loss on disposal of fixed assets for impaired leasehold improvements and equipment related to the closure of the Salem facility.

The Company reviews long-lived assets for impairment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. During the first quarter of 2011, the Company recognized a non-cash $56,000 loss on disposal of fixed assets for impaired leasehold improvements and equipment related to the closure of the Salem facility. This impairment charge was included in the restructuring expenses in the Company’s condensed consolidated statement of operations.

The Company incurred cash charges of approximately $730,000 related to its first quarter 2011 restructuring activities for severance, benefits, payroll taxes and facilities charges and the payments are expected to be substantially completed by the end of the fourth quarter of 2011. The charges related to the acceleration of stock awards and the loss on disposal of fixed assets are non-cash charges.

Changes in the Company’s restructuring liabilities discussed above during the three months ended March 31, 2011 and 2010 are summarized as follows (in thousands):

	Three months ended March 31,
	2011	2010
Accrual at December 31	$665	$1,208
Cash restructuring charge	730	—
Cash payments	(363)	(251)
Imputed interest	9	13
Restructuring charge adjustment	—	(14)

Accrual at March 31	$1,041	$956

At December 31, 2010, $431,000 and $234,000 of accrued restructuring charges are included in current liabilities and long-term liabilities, respectively, on the consolidated balance sheet.

At March 31, 2011, $926,000 and $115,000 of accrued restructuring charges were included in current liabilities and long-term liabilities, respectively, on the condensed consolidated balance sheet. Of the $1.0 million in total accrued restructuring, approximately $530,000 is related to the first quarter 2011 restructuring plan and $511,000 is related to the restructuring liability for a senior executive which was recognized in the fourth quarter of fiscal year 2009.

The restructuring liability related to a senior executive was recorded at its fair value based on an assumed interest rate of 5.0%, which represents the current market rate of interest at which the Company could borrow, due to the long-term nature of the liability. The Company will recognize interest expense associated with amortizing the $77,000 discount on this liability over the 30 month term of the restructuring payout. During the first three months of 2011 and 2010, the Company recognized interest expense of $9,000 and $13,000, respectively. The payments for the restructuring liability related to a senior executive are expected to be completed by end of the second quarter of 2012, but if the proposed Merger is completed, the payments will be accelerated to coincide with the closing of the Merger.

The Company’s restructuring estimates will be reviewed and revised quarterly and may result in an increase or decrease to restructuring charges. During the first quarter of 2010, the Company recorded a $14,000 positive adjustment as a result of lower benefit charges in connection with our first quarter 2009 restructuring plan than were originally anticipated. No adjustments were recorded during the first quarter of 2011.

6.	Commitments and Contingencies

On October 31, 2008, the Company filed a complaint with the Canadian Superior Court in Montreal, Quebec alleging that Advantech, the parent company of Allgon Microwave Corporation AB, had breached its contractual obligations with Endwave and owes the Company $994,500 for amounts outstanding under a note receivable and for purchased inventory and authorized finished goods purchase orders. The Company cannot predict the outcome of these proceedings. At the time of default, the note receivable balance was $420,000. Based on Allgon’s bankruptcy liquidation and the related estimates of payments to Allgon’s creditors, the Company still continues to reserve 100%, or $420,000, of the remaining balance of the note receivable.

Other than the complaint against Advantech, the Company is not currently a party to any material litigation.

As discussed in the restructuring footnote, the Company vacated its facilities in Salem, New Hampshire during the first quarter of 2011 and as a result will incur an early termination charge for exiting the lease. The following table summarizes the Company’s updated operating lease obligations including the early termination charge as of March 31, 2011:

	Payments Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Contractual Obligations:
Operating lease obligations	$490	$418	$72	$—	$—

7.	Stockholders’ Equity

Preferred Stock and Warrant Purchase Agreement

The Company had 5,000,000 shares of convertible preferred stock authorized as of March 31, 2011 and December 31, 2010.

In April 2006, the Company entered into a purchase agreement with Oak Investment Partners XI, Limited Partnership (“Oak”). Pursuant to the purchase agreement, Oak purchased 300,000 shares of the Company’s Series B preferred stock, par value $0.001 per share, for $150 per preferred share, or a total of $45.0 million. The preferred shares were convertible into 3,000,000 shares of common stock, for an effective purchase price of $15 per common share equivalent. The Company also issued Oak a warrant granting Oak the right to purchase an additional 90,000 shares of Series B preferred stock at an exercise price of $150 per share. The warrant expired on April 24, 2009. The Company received net proceeds of $43.1 million from the sale of the Series B preferred stock and the warrant after the payment of legal fees and other expenses, including commissions.

On January 21, 2010, the Company repurchased all 300,000 outstanding shares of its preferred stock held by Oak for $120 per share, or a total of $36.0 million in cash. The total cost of the repurchase was $36.2 million, which included fees and expenses. The 300,000 outstanding shares represented 3,000,000 shares of Endwave common stock on an as-converted basis. Such shares had entitled Oak to a liquidation preference equal to its original investment of $45.0 million before any proceeds from a liquidation or sale of the Company would have been paid to the holders of Endwave’s common stock. In connection with the share repurchase, Eric Stonestrom, Oak’s designee to Endwave’s board of directors, resigned from the board of directors.

Since the Company repurchased the preferred stock for official retirement, the excess of the stated value, $43.1 million, over the effective repurchase price of $36.2 million was credited to additional paid-in capital.

Stock Based Compensation

Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. All of the Company’s stock compensation is accounted for as an equity instrument.

The effect of recording stock-based compensation for the three months ended March 31, 2011 and 2010 was as follows (in thousands, except per share data):

	Three months ended March 31,
	2011	2010
Stock-based compensation expense by type of award:
Employee stock options and restricted stock units	$123	$262
Employee stock purchase plan	30	75
Amounts capitalized into inventory during the three-month period	—	(6)
Amounts previously capitalized into inventory and expensed	—	—

Total stock-based compensation	153	331
Tax effect on stock-based compensation	—	—

Total stock-based compensation expense	$153	$331

Impact on net loss per share - basic and diluted	$(0.02)	$(0.03)

During the three months ended March 31, 2011, the Company granted options to purchase 19,200 shares of common stock with an estimated grant-date fair value of $27,000 or $1.41 per share. Of this amount, the Company estimated that the stock-based compensation expense of the awards not expected to vest was $4,000. During the three months ended March 31, 2011, the Company did not grant restricted stock units.

During the three months ended March 31, 2011, the Company fully accelerated the vesting of options to purchase 47,053 shares of common stock and 9,430 restricted stock units in connection with certain restructuring activities. The Company recorded additional stock-based compensation expense of $18,000 relating to the incremental value of these fully vested modified awards in restructuring expense on the Company’s condensed consolidated statement of operations.

During the three months ended March 31, 2010, the Company granted options to purchase 269,600 shares of common stock with an estimated grant-date fair value of $403,000 or $1.49 per share. Of this amount, the Company estimated that the stock-based compensation expense of the awards not expected to vest was $68,000.

During the three months ended March 31, 2010, the Company granted 138,000 restricted stock units with an estimated grant-date fair value of $356,000 or $2.58 per share. Of this amount, the Company estimated that the stock-based compensation expense of the awards not expected to vest was $42,000.

As of March 31, 2011, the unrecorded stock-based compensation balance related to all stock options was $292,000, net of estimated forfeitures, and will be recognized over an estimated weighted-average service period of 1.3 years. As of March 31, 2011, the unrecorded stock-based compensation balance related to all restricted stock was $197,000, net of estimated forfeitures, and will be recognized over an estimated weighted-average service period of 0.9 years. As of March 31, 2011, the unrecorded stock-based compensation balance related to the employee stock purchase plan was $66,000, net of estimated forfeitures, and will be recognized over an estimate weighted-average service period of 0.5 years.

Valuation Assumptions

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the graded-vesting method with the following weighted-average assumptions:

	Three months ended March 31,
	2011	2010
Risk-free interest rate	1.15% - 2.11%	1.28% - 2.23%
Expected life of options	4.4 years	4.6 years
Expected dividends	0.0%	0.0%
Volatility	67%	70%

There were no enrollments or shares issued under the employee stock purchase plan for the three months ended March 31, 2011 or 2010.

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the combination of historical volatility of the Company’s common stock and the expected future volatility over the period commensurate with the expected life of the options and other factors. The risk-free interest rates are taken from the Daily Federal Yield Curve Rates as of the grant dates as published by the Federal Reserve and represent the yields on actively traded Treasury securities for terms equal to the expected term of the options. The expected term calculation is based on the Company’s observed historical option exercise behavior and post-vesting cancellations of options by employees.

The total intrinsic value of options exercised during the three months ended March 31, 2011 and 2010 was $10,000 and $39,000, respectively.

Equity Incentive Program

The Company’s equity incentive program is a broad-based, long-term retention program designed to align stockholder and employee interests. Under the Company’s equity incentive program, stock options generally have a vesting period of four years, are exercisable for a period not to exceed ten years from the date of issuance and are generally granted at prices not less than the fair market value of the Company’s common stock at the grant date. Under the Company’s equity incentive program, restricted stock units generally have a vesting period of two years.

The following table summarizes stock option activity for the indicated periods:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding at December 31, 2010	1,228,187	$2.39
Options granted	19,200	2.66
Options exercised	(13,717)	1.99
Options cancelled	(14,133)	2.60

Outstanding at March 31, 2011	1,219,537	$2.40	6.02	$183

Options vested and exercisable and expected to be exercisable at March 31, 2011	1,176,192	$2.39	5.92	$179
Options vested and exercisable at March 31, 2011	779,506	$2.37	4.47	$138

The options outstanding and options vested and exercisable at March 31, 2011 were in the following exercise price ranges:

Options Outstanding at March 31, 2011				Options Vested and Exercisable At March 31, 2011
Range of Exercise Price	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Shares	Weighted-Average Exercise Price
$ 0.76 - $ 1.21	11,183	$1.13	1.39	11,183	$1.13
$ 1.81 - $ 1.81	263,478	$1.81	4.43	191,015	$1.81
$ 1.93 - $ 2.40	168,502	$2.25	7.35	62,727	$2.10
$ 2.53 - $ 2.53	444,859	$2.53	5.21	381,653	$2.53
$ 2.55 - $ 2.55	30,300	$2.55	8.09	30,130	$2.55
$ 2.65 - $ 2.65	250,659	$2.65	7.84	84,639	$2.65
$ 2.66 - $ 9.90	49,381	$3.49	7.90	16,984	$4.48
$10.20 - $13.23	1,175	$10.97	3.99	1,175	$10.97

	1,219,537	$2.40	6.02	779,506	$2.37

The following table summarizes restricted stock unit activity for the indicated periods:

	Number of Shares	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding at December 31, 2010	204,800	$2.68
Awarded	—	0.00
Released	(74,330)	2.58
Forfeited	—	0.00

Outstanding at March 31, 2011	130,470	$2.74	0.68	$309

At March 31, 2011, the Company had 125,238 restricted stock units vested and expected to vest with a weighted average remaining contractual term of 0.7 years and an aggregate intrinsic value of $297,000.

At March 31, 2011, the Company had 5,158,966 shares available for grant under its equity incentive plans.

Employee Stock Purchase Plan

In October 2000, the Company established the Endwave Corporation Employee Stock Purchase Plan. All employees who work a minimum of 20 hours per week and are customarily employed by the Company (or an affiliate thereof) for at least five months per calendar year are eligible to participate. Under this plan, employees may purchase shares of common stock through payroll deductions of up to 15% of their earnings with a limit of 3,000 shares per offering period under the plan. The price paid for the Company’s common stock purchased under the plan is equal to 85% of the lower of the fair market value of the Company’s common stock on the date of commencement of participation by an employee in an offering under the plan or the date of purchase. The compensation cost in connection with the purchase plan for the three months ended March 31, 2011 and 2010 was $30,000 and $75,000, respectively. There were no shares issued under the purchase plan during the three months ended March 31, 2011 or 2010. At March 31, 2011, there were 446,473 shares available for purchase under the purchase plan.

8.	Net Loss Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include options to purchase common stock, unvested restricted stock units and shares to be purchased in connection with the Company’s employee stock purchase plan.

Potential dilutive common shares of 1,374,196 as of March 31, 2011 and 1,357,965 as of March 31, 2010 from the assumed exercise of stock options, unvested restricted stock units and shares issuable under the Company’s employee stock purchase plan were not included in the net loss per share calculations, as the Company incurred net losses for all periods presented and the inclusion of such shares would have been anti-dilutive. As a result, diluted net loss per share is the same as basic net loss per share for all periods presented.

9.	Comprehensive Loss

Comprehensive loss generally represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company’s unrealized gains and losses on its available-for-sale securities represent the only components of comprehensive loss excluded from the reported net loss and are displayed in the statements of stockholders’ equity.

The components of comprehensive loss were as follows (in thousands):

	Three months ended March 31,
	2011	2010
Net loss	$(3,871)	$(1,283)
Change in unrealized gain (loss) on investments	6	(5)

Total comprehensive loss	$(3,865)	$(1,288)

10.	Segment Disclosures

The Company operates in a single business segment. Although the Company sells to customers in various geographic regions throughout the world, the end customers may be located elsewhere. The Company’s total revenues by billing location for the periods ended March 31 were as follows (in thousands):

	Three months ended March 31,
	2011		2010
United States	$20	1.6%	$1,766	36.5%
Finland	70	5.7%	—	0.0%
Germany	909	73.4%	2,128	44.0%
Hungary	164	13.3%	179	3.7%
Slovakia	56	4.5%	706	14.6%
Rest of the world	18	1.5%	55	1.2%

Total	$1,237	100.0%	$4,834	100.0%

For the three months ended March 31, 2011, two customers each accounted for greater than 10% of total revenues and combined they accounted for 92% of the Company’s total revenues, the larger of which was Nokia Siemens Networks which accounted for 79% of the Company’s total revenues. For the three months ended March 31, 2010, three customers each accounted for greater than 10% of total revenues and combined they accounted for 94% of the Company’s total revenues, the largest of which was Nokia Siemens Networks, which accounted for 45% of the Company’s total revenues.

At March 31, 2011, 40% and 60% of the Company’s net book value of its long-lived assets were located in the United States of America and Thailand, respectively. At December 31, 2010, 45% and 55% of the Company’s net book value of its long-lived assets were located in the United States of America and Thailand, respectively.

11.	Recent Accounting Pronouncements

In July 2010 the Financial Accounting Standards Board (“FASB”) issued new standards which amend the receivable disclosure requirements, including the credit quality of financing receivables and the allowance for credit losses. These standards require additional disclosures that will facilitate financial statement user’s evaluation of the nature of credit risk inherent in financing receivables, how that risk is analyzed in arriving at the allowance for credit losses, and the reason for any changes in the allowance for credit losses. These new standards are required to be adopted for interim and annual reporting periods beginning on or after December 15, 2010. The Company adopted these standards which did not have a material impact on its consolidated financial statements.